Exhibit 1

JOINT FILING AGREEMENT

AGREEMENT dated as of July 8, 2025, by and among Next Move Capital LLC, Next Move Partners LLC, Melanie Figueroa and Nadir Ali (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of NMP Acquisition Corp., as of July 8, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: July 8, 2025	Next Move Capital LLC

/s/ Next Move Partners LLC
as managing member of Next Move Capital LLC by Melanie Figueroa, an authorized signatory

Date: July 8, 2025	Next Move Partners LLC

/s/ Melanie Figueroa
By: Melanie Figueroa Co-Managing Member

/s/ Nadir Ali
By: Nadir Ali Co-Managing Member

Date: July 8, 2025	Melanie Figueroa

/s/ Melanie Figueroa
Melanie Figueroa

Date: July 8, 2025	Nadir Ali

/s/ Nadir Ali
Nadir Ali